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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported): March 28, 2005


                                CERES GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)


         DELAWARE                   0-8483                  34-1017531
(State or Other Jurisdiction     (Commission             (I.R.S. Employer
      of Incorporation)          File Number)         Identification Number)


                   17800 ROYALTON ROAD, CLEVELAND, OHIO 44136
                    (Address of principal executive offices)


                                 (440) 572-2400
              (Registrant's telephone number, including area code)


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ITEM 5.02.    APPOINTMENT OF PRINCIPAL OFFICERS.

On March 28, 2005, Ceres Group, Inc. appointed Mark E. Billingsley as its Executive Vice President and Chief Actuary. Mr. Billingsley, 45, will be responsible for all actuarial functions.

Mr. Billingsley entered into an employment agreement with Ceres for an initial term ending March 29, 2007. Pursuant to his employment agreement, Mr. Billingsley will receive an initial salary of $275,000 per year, the opportunity to earn a bonus in connection with any officer bonus plan, and a one-time signing bonus of $50,000. The agreement provides for the reimbursement of all reasonable business expenses and certain other fringe benefits. In addition, the company will pay, or reimburse Mr. Billingsley, for certain relocation expenses in connection with his move from Texas to Kansas. Pursuant to the agreement, if Mr. Billingsley's employment is terminated "without cause" as defined in the agreement, he will receive severance payments equal to 12 months of his then-current salary in equal monthly installments. If Mr. Billingsley is terminated in connection with a "change of control" as defined in the agreement, he will receive a severance payment equal to two years of this then-current salary in a lump sum. The employment agreement between Mr. Billingsley and Ceres is attached to this Form 8-K as Exhibit 10.48.

Mr. Billingsley was most recently senior vice president and chief actuary for Great American Supplemental Benefits Division (a division of Great American Financial Resources, Inc.) in Austin, Texas. He was previously senior vice president and chief actuary with Ceres from 2000 to 2002. Earlier in his career, he held actuarial positions with Pyramid Life Insurance Company, World Insurance Company, National Travelers Life, and Business Men's Assurance. Attached as
Exhibit 99.1 hereto is a copy of the press release issued by Ceres announcing Mr. Billingsley's appointment.

ITEM 9.01.    EXHIBITS.

Exhibit 10.48 Employment Agreement, effective as of March 28, 2005, between Ceres Group, Inc. and Mark E. Billingsley

Exhibit 99.1 Press Release, issued March 28, 2005, announcing the appointment of Mark E. Billingsley as Executive Vice President and Chief Actuary





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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                CERES GROUP, INC.



                                                /s/ Kathleen L. Mesel
                                                --------------------------------
                                                By:  Kathleen L. Mesel
                                                Its: Corporate Secretary



Dated: March 29, 2005